Exhibit 10.19

June 30, 2010	CONFIDENTIAL

Edward P. Hennessey
Chairman and CEO
CleanTech BioFuels, Inc.
7386 Pershing Avenue
St. Louis, MO 63130

Dear Ed:

This Agreement (the “Agreement”) confirms the understanding between CleanTech Biofuels, Inc., its subsidiaries, and affiliates (collectively, “Client” or the “Company”) and Houlihan Smith & Company, Inc. (“Houlihan” or “Advisor”). We understand that Management of the Company has requested assistance to explore a range of strategic alternatives and/or transactions to maximize stakeholder value. Following are the terms and conditions of this Agreement:

1)	Engagement Scope and Services: Houlihan will provide the following services to the Committee:

a)	Evaluate any strategic financing or transaction alternatives offered to the Client and its stockholders by any party, including but not limited to:

•	Assisting and advising in the solicitation of proposals

•	Analysis and evaluation of proposals

•	Negotiation and structuring of proposals

•	Issuance of new debt or equity by the Client

•	Sale of a minority or controlling share of the Company’s issued and outstanding equity

•	Sale of a material portion of the Company’s assets

•	Joint Venture or other business combination

For the purposes of this Agreement, the aforementioned strategic financing and transaction alternatives will individually or collectively be referred to as “Transaction” or “Transactions.” All parties who contact client regarding a Transaction or become aware of Client’s desire to explore a Transaction during the term of this Agreement shall be referred to as “Prospective Parties.” To assure a coordinated effort, Client and Houlihan shall refer to one another all Prospective Parties, including Client’s existing Prospective Parties.

2)
Term. This Agreement shall be in effect for a period of one year beginning from the date of this signed Agreement and continue thereafter until terminated by either party upon thirty (30) days’ prior written notice.

3)
Information. Client or its representatives shall furnish accurate and complete financial and other information regarding Client’s business (collectively, “Information”). Client represents and warrants that at all time such Information shall be true and correct and will promptly inform Advisor of any changes in the accuracy of Information or performance of the Client’s business. Advisor does not assume responsibility for the accuracy or completeness of the Information, will rely upon the Information and shall have no obligation to independently verify the accuracy of the Information. Client may furnish Advisor with certain information concerning Client that is confidential and proprietary in nature and Advisor agrees that such information shall be treated as confidential (the “Confidential Information”) during the term of the Agreement and for a period of three (3) years following the termination of the Agreement.

4)	Fees. To compensate Advisor for its services pursuant to this Agreement, Client agrees to pay Advisor the following fees:

Advisory Fee: Client agrees to pay Advisor a non-refundable fee of $30,000 (the “Advisory Fee”). Payment of the Advisory Fee shall be made in three equal payments of $10,000. The first payment shall be due upon execution of this agreement, the second payment shall be due July 28, 2010, and the third payment due August 28, 2010.

Success Fee: In the event that a Transaction is consummated with one or more Prospective Parties, Client shall pay to Advisor a fee (“Success Fee”) as follows:

a)	Senior and Subordinated Debt: Two-percent (2.0%) of the committed amount of any senior and subordinated debt financing.

b)	Equity: Two-percent (2.0%) of the committed amount of any equity financing.

c)
Business Combination: Two-percent (2.0%) of the economic value received from any business combination. Economic value is the total consideration paid by Prospective Parties to the Client including, but not limited to, cash, notes (including debt assumed by Prospective Parties), stock, contract payments (such as employment, earn-outs determined by estimating the cumulative economic value of Client’s and Prospective Parties’ forecast, rental, royalty, license) in excess of historical amounts or prevailing arm’s length terms and company property retained by the Client.

Notwithstanding the above fee schedule, a minimum fee of $200,000 shall be due Advisor if Client closes a Transaction with a Prospective Party. During the initial term of this agreement the Client shall not incur a success fee obligation, either at the scheduled amount or the minimum amount noted in the prior sentence, if it raises less than $250,000 in a single or in a series of debt or equity financing Transactions with existing investors in the CleanTech BioFuels. The Success Fee shall be paid in available funds by wire transfer to Advisor immediately upon consummation of a Transaction during the term of this Agreement or during the two year period following the termination of this Agreement if such Transaction is consummated with any Prospective Parties.

5)
Reimbursed Expenses. Client shall promptly reimburse Advisor for all reasonable out-of-pocket expenses incurred by Advisor in connection with the matters contemplated by this Agreement. Advisor shall obtain Client’s prior approval before incurring any reimbursable expenses.

6)
Indemnification. If Advisor or any person associated with Advisor becomes involved in any way in any legal or administrative proceeding related to the services performed hereunder, Client will indemnify, defend and hold Advisor and any such person harmless from all damage and expenses (including reasonable attorney’s fees and expenses and court costs) incurred in connection therewith, except to the extent that a court having jurisdiction shall have determined in a final judgment that such loss, claim, damage or liability resulted primarily from the gross negligence, bad faith, illegal acts, willful misfeasance, or reckless disregard of the obligations or duties of Advisor hereunder.

7)
No Representations. Advisor makes no representations, expressed or implied, that it will effect a Transaction of Client as a result of the services furnished under this Agreement. The duties of Advisor shall not include legal or accounting services, which shall be procured by Client at its own expense.

8)
Governing Law. The validity and interpretation of this agreement shall be governed by the laws of the State of Illinois. The parties agree any legal proceedings or actions shall be brought in and adjudicated by the courts of Cook County Illinois.

9)
Announcements. If a Transaction is consummated, Advisor may, at its option and expense, claim appropriate credit for its Services to Client, including placing a “tombstone” announcement in such newspapers and periodicals as it may select. Client shall have the right to review and approve such communications prior to public announcement, provided however that such approval shall not be unreasonably withheld.

10)
Authority. By signing this Agreement the signing party represents that he or she has unconditional authority to enter into this Agreement on behalf of Client. This is the entire agreement between the parties pertaining to its subject matter and supersedes all prior agreements, representations and understandings of the parties. No modification of this Agreement shall be binding unless agreed in writing by the parties.

If you are in agreement with the foregoing, please so indicate by executing the enclosed copy of this letter and returning it to us.

Very truly yours,

Houlihan Smith & Company, Inc.

Joseph C. Lunkes, Managing Director

Accepted and agreed to this      day of June 2010

CleanTech BioFuels, Inc.
Mr. Edward P. Hennessey, Chairman and CEO